UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

February 20, 2007

         C&D Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9389 (Commission File Number)	13-3314599 (I.R.S. Employer Identification No.)

1400 Union Meeting Road, Blue Bell, Pennsylvania (Address of principal executive offices)	19422 (Zip Code)

Registrant’s telephone number, including area code: (215) 619-2700

                                                    N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2007, we entered into an Employee Retention Agreement (the “Agreement”) with William E. Bachrach, the Vice President and General Manager of our Power Electronics Division, or the Division. We had previously announced that we are reviewing strategic options regarding the Division, including the possible sale of the Division. In order to retain the services of Dr. Bachrach during this process, we agreed to provide retention bonus and special bonus opportunities in the event that the Division is sold during the term of the Agreement, except that the Agreement terminates if we announce that we have decided not to sell the Division or we have not closed on the sale by December 31, 2007. If a sale of the Division occurs during the term of the Agreement, we will pay Dr. Bachrach a bonus of $140,625 payable within 10 days after such closing and $140,625 within 180 days after such closing. Additionally, in the event the sale price of the Division exceeds $70 million, a special bonus will be paid depending upon the sale price as follows: if the sale price is between $70 million and $80 million, Dr. Bachrach will receive $18,000 per each $1 million over $70 million up to or equal to $80 million; if the sale price is between $80 million and $90 million, Dr. Bachrach will receive $22,500 per each $1 million over $80 million up to or equal to $90 million; and if the sale price is greater than $90 million, Dr. Bachrach will receive $27,000 per each $1 million over $90 million. If Dr. Bachrach is not offered employment upon the sale of the Division and as a result his employment is terminated without cause, he will also be entitled to severance in accordance with his employment agreement dated February 1, 2006. No bonuses will be paid under the Agreement in the event that Dr. Bachrach is terminated for “cause”, he voluntarily terminates his employment or he retires, dies or becomes disabled for a period equal to or longer than a cumulative total of 45 days.

Item 9.01	Financial Statements and Exhibits .

Exhibit No.	Exhibit Description

10.1	Letter Agreement dated February 20, 2007 between the Company and William E. Bachrach

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&D TECHNOLOGIES, INC. By: /s/ Ian J. Harvie Ian J. Harvie, Vice President and Chief Financial Officer

Date: February 23, 2007